UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 3, 2015
(date of earliest event reported)

VASCULAR SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 0-27605
_____________

Minnesota	41-1859679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 Sycamore Court North
Minneapolis, Minnesota 55369
(Address of principal executive offices)

(763) 656-4300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
_____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2015, the Board of Directors of Vascular Solutions, Inc. (the “Company”) appointed Brent Binkowski as Senior Vice President of Operations, effective as of June 15, 2015. Mr. Binkowski, age 46, has served as Vice President of Operations for CeloNova BioSciences, Inc., a medical device company focused on embolization and vascular devices, since February 2013. Prior to joining CeloNova BioSciences, Mr. Binkowski was employed by American Medical Systems, a medical device company focused principally on the urology market, since 2003, serving as Senior Director of Operations from January 2011 to February 2013, and Value Stream Director from February 2008 to January 2011. Mr. Binkowski’s annual salary will be $250,000 and he will receive a restricted stock grant with a value of $250,000 upon approval by the Board of Directors following the commencement of his employment. In addition, he will be eligible for annual bonuses of up to 30% of his base salary for achieving a target level of performance against corporate and individual objectives under the Company’s standard executive officer bonus plan.

The Company’s current Senior Vice President of Operations, Charmaine Sutton, will continue in her current role with the Company while Mr. Binkowski completes his initial training through August 28, 2015, at which time she has provided her notice of voluntary termination of employment and resignation as an officer of the Company. Following the date of her termination, the Company intends to enter into a consulting agreement with Ms. Sutton or a consulting company controlled by Ms. Sutton through which Ms. Sutton will continue to provide oversight of the ongoing renovation of the Company’s manufacturing facilities, assist with the Company’s regulatory strategies and submissions, and serve as a resource to Mr. Binkowski in managing the Company’s operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VASCULAR SOLUTIONS, INC.

Date: June 3, 2015	By:	/s/ Gordon Weber
Gordon Weber
	Its:	General Counsel